Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Altria Group, Inc. of our report dated January 30, 2025 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Altria Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP
Richmond, Virginia
May 21, 2025